Exhibit 99.1

Press Release

JP Energy Partners LP Announces Record Date and Meeting Date for Special Meeting for Proposed Merger with American Midstream Partners, LP

1/20/2017

IRVING, Texas—(BUSINESS WIRE)—JP Energy Partners LP (NYSE: JPEP) (“JP Energy” or “our”) today announced that it has established a record date of January 30, 2017 and a meeting date of March 7, 2017 for a special meeting of its unitholders. At the special meeting, which will be held at 11 a.m. central standard time at the Hyatt Regency Downtown Houston, 1200 Louisiana Street Houston, TX 77002, 2nd Floor Arboretum Conference Room, JP Energy unitholders will vote on the previously announced proposed merger (the “Merger”) of JP Energy and American Midstream Partners, LP (NYSE: AMID) (“AMID”), and related matters pursuant to the Agreement and Plan of Merger dated as of October 23, 2016 (the “Merger Agreement”), by and among JP Energy, AMID, their respective general partners, and certain wholly owned subsidiaries of AMID.

JP Energy unitholders of record at the close of business on January 30, 2017, will be entitled to receive notice of the special meeting and to vote at the special meeting. Subject to satisfaction of the remaining closing conditions, including receipt of JP Energy unitholder approval, the parties currently expect to complete the Merger shortly following conclusion of the special meeting.

About JP Energy Partners LP

JP Energy Partners LP is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) refined products terminals and storage; and (iii) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.  Statements using words such as “expect,” “will” or similar expressions help identify forward-looking statements. JP Energy cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by JP Energy with the SEC, which are available for free at www.sec.gov. JP Energy undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval with respect to the Merger. This communication relates to a proposed business combination between AMID and JP Energy.  In connection with the proposed transaction, AMID filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a preliminary joint proxy statement/prospectus of AMID and JP Energy. The registration statement has not yet become effective. After the registration statement is declared effective by the SEC, AMID and JP Energy will each file with the SEC a definitive proxy statement/prospectus, and each of AMID and JP Energy will file other documents with respect to the proposed transaction and a definitive proxy statement/prospectus will be mailed to unitholders of JP Energy. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS, THE

REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of JP Energy.  Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from JP Energy’s internet website for investors at http://ir.jpenergypartners.com, and from AMID’s investor relations website at http://www.americanmidstream.com/investor-relations. Investors and security holders may also read and copy any reports, statements and other information filed by AMID and JP Energy with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participation in the Solicitation of Votes

AMID and JP Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding JP Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. Information regarding AMID’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 7, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Source: JP Energy Partners LP

JP Energy Partners LP

Investor Relations, 866-912-3714

investorrelations@jpep.com